UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                              (AMENDMENT NO. 6)(1)


                              TARRANT APPAREL GROUP
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   876289 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO.   876289 109                    13G         Page 2 of 5 Pages
--------------------------------------------------------------------------------

        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            GERARD GUEZ
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) |_|
                                                        (b) |_|
------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            U.S.A.
------------------ --------- ---------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    12,883,084 (1)(3)
     SHARES
                   --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 0
                   --------- ---------------------------------------------------
    REPORTING         7      SOLE DISPOSITIVE POWER
     PERSON                  12,883,084 (1)(2)(3)
      WITH
                   --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   12,883,084 (1)(2)(3)
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*
                                                                    |_|
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   38.7% (4)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                   IN
------------------ -------------------------------------------------------------
(1) Includes 461,518 shares held by GKT Investments, LLC, a Delaware limited liability company owned 100% by the Reporting Person.
(2) The Reporting Person has pledged an aggregate of 3,394,851 of such shares to financial institutions to secure the repayment of loans to the Reporting Person or corporations controlled by the Reporting Person.
(3) Includes 2,766,668 shares which may be acquired by the Reporting Person upon exercise of stock options.
(4) Based on a total of 30,553,763 shares of the issuer's Common Stock issued and outstanding on November 10, 2005, as reported on the Issuer's Quarterly Report on Form 10-Q filed on November 14, 2005.

ITEM 1(a)         NAME OF ISSUER:

                  Tarrant Apparel Group

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3151 East Washington Boulevard
                  Los Angeles, California 90023

ITEM 2(a)         NAME OF PERSON FILING:

                  Gerard Guez

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  3151 East Washington Boulevard
                  Los Angeles, California 90023

ITEM 2(c)         CITIZENSHIP:

                  U.S.A.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

ITEM 2(e)         CUSIP NUMBER:

                  876289 109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

ITEM 4            OWNERSHIP:

                  Included in rows 5 through 9 and 11 on page 2.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.

ITEM 6            OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON

                  Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10           CERTIFICATION

                  Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                          FEBRUARY 10, 2006
                                          --------------------------------------
                                          Date


                                           /S/ GERARD GUEZ
                                          --------------------------------------
                                          Signature


                                          GERARD GUEZ
                                          --------------------------------------
                                          Name/Title